Exhibit 10.7

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

CHANGE ORDER

PROJECT NAME: Driftwood LNG Phase 1 OWNER: Driftwood LNG LLC CONTRACTOR: Bechtel Energy Inc. DATE OF AGREEMENT: 10 November 2017	CHANGE ORDER NUMBER: CO-008 DATE OF CHANGE ORDER: __________

The Agreement between the Parties listed above is changed as follows:

Per Section 6.1B of the Phase 1 EPC Agreement, the Parties agree to modify the Agreement as detailed below:

I.EPC Agreement Term Limit
A.Scope Adjustments
None.
B.EPC Agreement Terms Modifications
The Parties agree that the below excerpt of Sections 16.2C.1 and 16.2C.2 of the Phase 1 EPC Agreement is modified (blue text are additions and red text are deletions) as follows:

“in respect loss of profit, Owner shall pay Contractor a lump sum amount in accordance with the following:

1.If this Agreement is terminated (a) prior to issuance of NTP and (b) prior to May 1, 2022~~January 1, 2018~~, One Million U.S. Dollars (U.S.$ 1,000,000);

2.If this Agreement is terminated (a) prior to issuance of NTP and (b) after May 1, 2022~~January 1, 2018~~ and on or before March 31, 2023~~January 1, 2020~~, Two Million Five Hundred Thousand U.S. Dollars (U.S.$2,500,000); and …”

The Parties agree that the below excerpt of Section 16.7 of the Phase 1 EPC Agreement is modified (blue text are additions and red text are deletions) as follows:

“Termination in the Event of Delayed Notice to Proceed. In the event Owner fails to issue the NTP in accordance with Section 5.2B by March 31, 202~~2~~3 (as may be extended by mutual agreement by the Parties), then either Party shall have the right to terminate this Agreement by providing written notice of termination to the other Party, to be effective upon receipt by the other Party. In the event of such termination, Contractor shall have the rights (and Owner shall make the payments) provided for in Section 16.2, except that, in respect of loss of profit, Contractor shall only be entitled to a lump sum equal to U.S.$5,000,000.”
C.Commercial Impacts
None.

II.COVID-19 Management

A.Scope Adjustments

None.
B.EPC Agreement Terms Modifications
See Exhibit F, incorporated herein by reference as if fully set forth at length.
C.Commercial Impacts
None

III.EXTENSION OF BID VALIDITY
A.Scope Adjustments
None
B.EPC Agreement Terms Modifications
The Parties agree that the below excerpts of Section 5.2C.1, 5.2C.1.a, 5.2C.1.b, and 5.2C.2 of the Phase 1 EPC Agreement are modified (blue text are additions and red text are deletions) as follows:
1.“In the event Owner fails to issue the NTP in accordance with Section 5.2B by May 1, 2022 ~~November 1, 2019~~, then Contractor shall be entitled to a Change Order as follows:

a.To adjust the Contract Price for impacts arising from the issuance of NTP after May 1, 2022~~December 31, 2017~~. Cost relief includes impacts caused by External Factors (defined below) after May 1, 2022~~December 31, 2017~~. External Factors include, for example, closing of vendor shops, unavailability of materials, labor unavailability, ability to attract and/or retain qualified labor, and Owner-directed changes (the “External Factors”), but specifically excluding impacts related to quantities, technology, equipment specifications, equipment count or Contractor errors or omissions (unless directly resulting from such External Factors). Cost relief includes escalation costs; and

b.For any demonstrated impacts to the Project Schedule caused by External Factors occurring after May 1, 2022~~December 31, 2017~~ and before NTP.

2.In the event Owner fails to issue the NTP in accordance with Section 5.2B by March 31, 2023 ~~March 31, 2022~~, then Contractor shall be entitled to a Change Order as follows:…”
C.Commercial Impacts
The Parties agree that the Contract Price will be increased by USD $660,626,516 and EUR 71,753,851 as compensation for all changes listed in this Section III.B of this CO-008 and as shown in Exhibit C to this CO-008.

IV.CHANGE IN LAW
A.Scope Adjustments
The Parties have identified items listed in Exhibit D as requiring further evaluation for adjustment to scope with respect to updating the Change in Law date from February 28, 2017 to December 2, 2021.
B.EPC Agreement Terms Modifications
The Parties agree that the below excerpt of Section 6.2A.1 of the Phase 1 EPC Agreement is modified (blue text are additions and red text are deletions) as follows:
“Any Change in Law that adversely affects (i) Contractor’s costs of performance of the Work, (ii) Contractor’s ability to perform the Work in accordance with the Project Schedule or (iii) Contractor’s ability to perform any material obligation under this Agreement (provided that for any Change in Law regarding Taxes, any adjustment for Contractor pursuant to this Section 6.2 shall be permitted solely to the extent such Change in Law causes Contractor’s net aggregate Tax burden to increase benchmarked against Contractor’s net aggregate Tax burden as of December 2, 2021~~February 28, 2017~~, as determined by a reputable, independent auditor mutually agreed by the Parties and paid for by Contractor (or, absent such mutual agreement, as appointed by the Houston, Texas office of the AAA), such determination to be made on a “with and without” basis and taking into account any decreases in Contractor’s aggregate Tax burden resulting from any other provision in the Law giving rise to the Change in Law;”
C.Commercial Impacts
The Parties have identified the items listed in Exhibit D as requiring further evaluation to determine potential impacts to the Changed Criteria resulting from updating the Change in Law date from February 28, 2017 to December 2, 2021. The full extent of potential impacts to the Changed Criteria with respect to Exhibit D are not known at this time and are not addressed in this CO-008. Notwithstanding anything to the contrary in the Agreement or this CO-008, the Parties agree that Contractor reserves its right to address fully all potential impacts to the Changed Criteria identified in Exhibit D in a subsequent Change Order.

V.INSURANCE
A.Scope Adjustments
None.
B.EPC Agreement Terms Modifications
The Parties agree that the below excerpt of Attachment 15, Section 1.A.9, of the Phase 1 EPC Agreement is modified (blue text are additions and red text are deletions) as follows:
“(c) Special Clauses: The insurance policy shall include (i) a seventy-two (72) hour flood/storm/earthquake clause, (ii) unintentional errors and omissions clause, (iii) a 50/50 clause, (iv) a requirement that the insurer pay losses within thirty (30) Days after receipt of an acceptable proof or loss or partial proof of loss, (v) an other insurance clause making this insurance primary over any other insurance, (vi) a clause stating that the policy shall not be subject to cancellation by the insurer except for non-payment of premium and (vii) an extension clause allowing the policy period to be extended up to six (6) months with respect to physical loss or damage without modification to the terms and conditions of the policy and (viii) ~~a pre-agreed upon~~ premium to be agreed upon at time of extension.
(d)    Prohibited Exclusions: The insurance policy shall not contain any (i) coinsurance provisions, (ii) exclusion for loss or damage resulting from freezing and mechanical breakdown, (iii) exclusion for loss or damage covered under any guarantee or warranty arising out of an insured peril, (iv) exclusion for resultant damage caused by ordinary wear and tear, gradual deterioration, normal subsidence, settling, cracking, expansion or contraction and faulty workmanship, design or materials no more restrictive than the LEG ~~3~~2/96 ~~or DE-5~~ exclusion.
(e)    Sum Insured: The insurance policy shall (i) be on a completed value form, with no periodic reporting requirements, (ii) upon NTP, insure the Phase 1 Liquefaction Facility in an amount no less than U.S.$500,000,000, (iii) within ninety (90) Days after NTP, insure the Phase 1 Liquefaction Facility for an amount no less than an amount to be determined based upon a ~~probable~~ estimated maximum loss study for Phase 1 Liquefaction Facility performed by a reputable and experienced firm reasonably satisfactory to Contractor, Owner and Owner’s Lenders, with such ~~maximum~~ estimated maximum ~~probable~~ loss approved by the Parties within such time; (iv) value losses at replacement cost, without deduction for physical depreciation or obsolescence including custom duties, Taxes and fees, (v) insure loss or damage from earth movement without a sub-limit, (vi) upon NTP, insure the Phase 1 Liquefaction Facility for property loss or damage from ~~Named~~ Windstorm or Water Damage in an amount no less than U.S.$50,000,000, and (vii) within ninety (90) Days after NTP, increase the insurance to insure the Phase 1 Liquefaction Facility for property loss or damage from ~~Named~~ Windstorm and Water Damage with a sub-limit of not less than U.S.$~~500~~250,000,000, and such sublimit shall apply to the combined loss covered under Section 1.A.9 Builder’s Risk and Section 1.A.10 Builder’s Risk Delayed Startup, and (viii) upon NTP, insure the Phase 1 Liquefaction Facility with a sub-limit not less than U.S.$100,000,000 for loss or damage from strikes, riots and civil commotion.
(f)    Deductible: The insurance policy covering the Phase 1 Liquefaction Facility (and upon notice to proceed under the Phase 2 EPC Agreement, covering the Liquefaction Facility) shall have no deductible greater than U.S.$~~1~~5,000,000 per occurrence; provided, however, (i) for Windstorms and Water Damage, the deductible shall not be greater than ~~two~~ three percent (~~2~~3%) of values at risk for the Phase 1 Liquefaction Facility (and upon notice to proceed under subsequent EPC Agreements, not be greater than three percent (3%) of values at risk for the Liquefaction Facility), subject to a minimum deductible of U.S.$1,000,000 and a maximum deductible of U.S.$~~7~~15,000,000 for Windstorms and Water Damage for the Phase 1 Liquefaction Facility (and upon notice to proceed under subsequent EPC Agreements, for the Liquefaction Facility) and (ii) for wet works, the deductible shall not be greater than

$~~10~~ 2,500,000 for the Phase 1 Liquefaction Facility (and upon notice to proceed under subsequent EPC Agreements, for the Liquefaction Facility).
(g)    Payment of Insurance Proceeds: The property damage proceeds under the builder’s risk policy shall be primary to any potential payment under the Builder’s Risk Delayed Startup Insurance (Attachment 15, Clause 1.A.10) and be paid as follows with respect to any one occurrence:…”
The Parties agree that the below excerpt of Attachment 15 Section 1.A.10 of the Phase 1 EPC Agreement is modified (blue text are additions and red text are deletions) as follows:
“Such insurance shall (a) have a deductible of not greater than sixty (60) Days aggregate for all occurrences, except 90 days in the aggregate in the respect of Windstorms and Water Damage, during the builder’s risk policy period, (b) include an interim payments clause allowing for the monthly payment of a claim pending final determination of the full claim amount, (c) cover loss sustained when access to the Site is prevented due to an insured peril at premises in the vicinity of the Site for a period not less than sixty (60) Days, (d) cover loss sustained due to the action of a public authority preventing access to the Site due to imminent or actual loss or destruction arising from an insured peril at premises in the vicinity of the Site for a period not less than sixty (60) Days, (e) insure loss caused by FLEXA named perils to finished Equipment (including machinery) while awaiting shipment at the premises of a Subcontractor or Sub-subcontractor, (f) not contain any form of a coinsurance provision or include a waiver of such provision, (g) cover loss sustained due to the accidental interruption or failure, caused by an insured peril of supplies of electricity, gas, sewers, water or telecommunication up to the terminal point of the utility supplier with the Site for a period not less than sixty (60) Days, (h) covering delays resulting from any item of Construction Equipment (which is covered under the Builder’s Risk insurance in Clause 1A.9) whose loss or damage could result in a delay in Substantial Completion beyond the deductible period of the delayed startup insurance, and (i) an extension clause allowing the policy period to be extended up to six (6) months without modification to the terms and conditions (other than the deductible) of the policy and ~~a pre-agreed~~ premium to be agreed upon at the time of extension.”
The Parties agree that the below excerpt of Attachment 15, Section 1.A.Q, of the Phase 1 EPC Agreement is modified (blue text are additions and red text are deletions) as follows:
“Deductibles . Contractor and Owner shall bear the cost of deductibles under the insurance provided by Contractor pursuant to this Attachment 15 in accordance with the allocation of risk found elsewhere in this Agreement; provided, however, with respect to a loss covered by the builder’s risk insurance policy or would have been covered but for the existence of the deductible for a ~~Named~~ Windstorm and Water Damage event, Owner shall be responsible for that portion of the deductible greater than U.S.$2,000,000 but less than U.S.$~~7~~15,000,000 with respect to the Phase 1 Liquefaction Facility (and if notice to proceed is issued by Owner under the Phase 2 EPC Agreement, Owner shall be responsible for that portion of the deductible greater than U.S.$2,000,000 but less than U.S.$~~7~~15,000,000 with respect to the Liquefaction Facility).
The Parties agree that the below excerpt of Section 8.2A of the Phase 1 EPC Agreement is modified (blue text are additions and red text are deletions) as follows:
(i)“Notwithstanding passage of title as provided in Section 8.1 of this Agreement, Contractor shall bear the risk of physical loss and damage with respect to each Project until the earlier of Substantial Completion of such Project or termination of this Agreement; provided that Owner shall at all times bear the risk of physical loss and damage if and to the extent arising from (i) war (whether declared or undeclared), civil war, act of terrorism, sabotage (except to the extent the damage is caused by the sabotage of a member of Contractor Group, any Subcontractor or any Sub-subcontractor), blockade, insurrection; or (ii) ionizing radiation, or contamination by radioactivity from nuclear fuel, or from any nuclear waste from the combustion of nuclear fuel properties of any explosive nuclear assembly or nuclear component thereof (except for radioactive sources for non-destructive testing used by Contractor Group, any Subcontractor or any Sub-Subcontractor); or (iii) an atmospheric disturbance marked by high winds, with or without precipitation, including such events as hurricane, typhoon, monsoon, cyclone, rainstorm, tempest, hailstorm, tornado, or any combination of the foregoing events (such clause (iii) events collectively, “Windstorms”) and any resulting flood including general or temporary condition of partial or complete inundation of normally dry land area due to wind-driven rain, storm surge, overflow of inland or tidal waters, coastal wave action, or unusual or rapid accumulation or runoff of surface waters from any source and resulting mudslides or mudflows, and collapse or subsidence of land along the shore of a lake or other body of water as a result of erosion or undermining caused by waves or currents of water exceeding the cyclical levels which result in flooding.(“Water Damage”) to the extent that Windstorms or Water Damage result in loss or damage in excess of ~~Five~~Two Hundred Fifty Million U.S. Dollars (U.S.$~~500~~250,000,000) in the cumulative, aggregate with respect to the Work, the Phase 1 Project and the other Projects, collectively; or (iv) any cyber event which is excluded from coverage pursuant to the Builder’s Risk and Marine Cargo policies. The full amount of ~~Five~~Two Hundred Fifty Million U.S. Dollars (U.S.$~~500~~250,000,000) may be satisfied under any other EPC Agreement or this Agreement. In the event that any physical loss or damage to the Phase 1 Liquefaction Facility or the Work arises from one or more of the events set forth in the first sentence of this Section 8.2A, and Owner elects to rebuild such physical loss or damage, Contractor shall be entitled to a Change Order to the extent such event adversely affects (i) Contractor’s costs of performance of the Work; (ii) Contractor’s ability to perform the Work in accordance with the Project Schedule or (iii) Contractor’s ability to perform any material obligation under this Agreement; provided that Contractor complies with the requirements set forth in Sections 6.2, 6.5 and 6.9.”
C.Commercial Impacts
The Parties agree the Contract Price includes a Provisional Sum for insurance.

VI.CONTRACTOR’S REPRESENTATION
A.Scope Adjustments
None.
B.EPC Agreement Terms Modifications
The Parties agree that the following Sections 14.7, 14.8, and 14.9 are added to Article 14 of the Phase 1 EPC Agreement:
14.7    Change Orders. There are no pending or disputed Change Orders, and no entitlement to any Change Order for price and schedule increases occurring prior to the date of this CO-008.
14.8    Claims. There are no: (i) open, known or pending disputes or claims against Owner or (ii) existing claim for force majeure as of the date of this CO-008.
14.9 Affirmation. Contractor represents and warrants as of the date of this CO-008 that Sections 14.1 – 14.6 are correct and true.

C.Commercial Impacts
None.

VII.HAZARDOUS MATERIALS
A.Scope Adjustments
None.
B.EPC Agreement Terms Modifications
The Parties agree that the below excerpt of Section 4.6 of the Phase 1 EPC Agreement is modified (blue text are additions and red text are deletions) as follows:
4.6    Hazardous Materials
. Owner shall . . . or Sub-subcontractors. Except for Contractor’s obligations for certain Hazardous Materials that are expressly identified in Section 3.17, and without prejudice to the cap on Contractor’s liabilities for certain obligations within Section 3.17, Owner shall defend, indemnify and hold harmless Contractor Group and its Subcontractors and Sub-subcontractors from and against all damages, losses, costs and expenses (including all reasonable attorneys’ fees and litigation or arbitration expenses) incurred by

Contractor Group or its Subcontractors and Sub-subcontractors to the extent arising from any contamination or pollution resulting from any Hazardous Materials for which Owner is responsible under this Section 4.6.
C.Commercial Impacts
None.

VIII.ATTACHMENT 3 – PAYMENT SCHEDULE

The Parties agree Attachment 3 (Payment Schedule) of the Phase 1 EPC Agreement is deleted and replaced with Exhibit A to this CO-008.

IX.GLOBAL DRIVE PRIVITIZATION POINT CHANGE
A. Scope Adjustments
The Parties agree that Contractor’s construction road length requires to be adjusted to accommodate the new privatization point shown in IX.B.
B.EPC Agreement Terms Modifications
The Parties agree that the below excerpt of Section 2.15 b) of Attachment 21 of the Phase 1 EPC Agreement is modified (blue text are additions and red text are deletions) as follows:
b) Convert Global Drive to a private road from approximately five hundred ~~twenty~~ (500 ~~20~~) feet south of the cemetery entrance to the Liquefaction Facility
C.Commercial Impacts
The Parties agree that the Contract Price will be increased by $1,438,830 as full compensation for all changes listed in section IX.A and IX.B of this Change Order.

X.ATTACHMENT 25 –SITE AND OFF-SITE RIGHTS OF WAY AND EASEMENTS
A. Scope Adjustments
None.
B.EPC Agreement Terms Modifications
The Parties agree that Exhibit 25-1 of Attachment 25 of the Phase 1 EPC Agreement is deleted and replaced with Exhibit E to this CO-008.
C.Commercial Impacts
None.
XI.Not Used
XII.Not Used

XIII.CONTRACT PRICE ADJUSTMENTS

The Parties agree that Section 7.1 (Contract Price) of the Phase 1 EPC Agreement is modified (blue text are additions and red text are deletions) as follows:

“As compensation in full to Contractor for the full and complete performance of the Work and all of Contractor’s other obligations under this Agreement, Owner shall pay and Contractor shall accept ~~Seven Billion Three Hundred Sixty Nine Million Four Thousand One Hundred and Ninety Nine U.S. Dollars~~

~~($7,369,004,199)~~ Eight Billion Thirty One Million Sixty Nine Thousand Five Hundred Forty Five U.S. Dollars ($8,031,069,545) and Four Hundred Fifty Three Million Five Hundred Eighty Three Thousand Eight Hundred Seventy Euros (€453,583,870) (collectively the “Contract Price”).

Attachment 3 (Payment Schedule) of the Phase 1 EPC Agreement is deleted and replaced with Exhibit A to this CO-008 in accordance with Section VI above.

The Parties agree that Article 7, Section 7.1.A (Aggregate Provisional Sum) of the Phase 1 EPC Agreement is modified (blue text are additions and red text are deletions) as follows and listed in Exhibit B of this CO-008:

“A. Aggregate Provisional Sum. The Contract Price includes an aggregate amount of ~~Four Hundred and Eighty-Seven Million, Five Hundred and Fifty-Two Thousand Nine Hundred and Fifty Six U.S. Dollars ($487,552,956)~~ Five Hundred Thirty-Nine Million Four Hundred Sixty Eight Thousand Six Hundred and Thirty-Six U.S. Dollars ($539,468,636) (the “Aggregate Provisional Sum”) for the Provisional Sums. The scope and values of each Provisional Sum comprising the Aggregate Provisional Sum amount are included in Attachment 31.”

Adjustment to Contract Price
The original Contract Price was     USD 7,240,314,232 EUR 375,344,119

Net change by previously authorized Change Orders (# CO-006)     USD 128,689,967 EUR 6,485,900

The Contract Price prior to this Change Order was     USD 7,369,004,199 EUR 381,830,019

The Contract Price will be increased ~~(decreased) (unchanged)~~
by this Change Order in the amount of     USD 662,065,346     EUR 71,753,851

The new Contract Price including this Change Order will be     USD 8,031,069,545    EUR 453,583,870

The Aggregate Provisional Sum prior to this Change Order was     USD 487,552,956 EUR 0

The Aggregate Provisional Sum will be increased
by this Change Order in the amount of     USD 51,915,680    EUR 0

The new Aggregate Provisional Sum
including this Change Order will be     USD 539,468,636    EUR 0

Adjustments to dates in Project Schedule:
The following dates are modified: N/A
Adjustment to other Changed Criteria: N/A
Adjustment to Payment Schedule: Yes. See Exhibit A
Adjustment to Provisional Sums: Yes. See Exhibit B
Adjustment to Minimum Acceptance Criteria: N/A
Adjustment to Performance Guarantees: N/A
Adjustment to Design Basis: N/A
Other adjustments to liability or obligation of Contractor or Owner under the Agreement: N/A

Select either A or B:
[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change, except with respect to the items described in Section IV (Change in Law) above. Initials: [***] Contractor [***] Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ [***]                                /s/ [***]
Owner                                Contractor
[***]                                [***]
Name                                Name
[***]                                [***]
Title                                Title

Date of Signing                            Date of Signing

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit F

MANAGEMENT REGIME FOR COVID-19 AND
OTHER EPIDEMICS, PANDEMICS AND PLAGUES

Exhibit F is incorporated into Section II.B of CO-008 by reference as if fully set forth therein by length.

B.EPC Agreement Terms Modifications
The Parties agree that the below excerpts of Section 1.1 of the Phase 1 EPC Agreement are modified or added, as applicable, (blue text are additions and ~~red~~ text are deletions) as follows:
“Applicable Law” means all laws, statutes, ordinances, orders (including presidential orders), decrees, injunctions, licenses, Permits, approvals, rules and regulations, including any conditions thereto, of any Governmental Instrumentality having jurisdiction over the Parties or all or any portion of the Site, the Off-Site Rights of Way and Easements, or the Phase 1 Project or performance of all or any portion of the Work or the operation of the Phase 1 Project, or other legislative or administrative action of a Governmental Instrumentality, or a final decree, judgment or order of a court which relates to the performance of Work hereunder. This definition of “Applicable Law” includes an Applicable Law issued in response to COVID-19 or other epidemics, pandemics or plagues, or to protect the general public or those performing the Work from the spread of COVID-19 or other epidemics, pandemics, or plagues, or to otherwise fight against the spread of COVID-19 or other epidemics, pandemics, or plagues.
“Change in Law” means any amendment, modification, superseding act, deletion, addition or change in or to any Applicable Law (excluding (i) changes to Tax laws where such Taxes are based upon Contractor’s Net Income) that occurs and takes effect after ~~February 28, 2017~~December 2, 2021. A Change in Law shall include any official change in the interpretation or application of any Applicable Law (including Applicable Codes and Standards set forth in Applicable Law, but excluding changes to Tax laws where such Taxes are based upon Contractor’s Net Income); provided that such change is expressed in writing by the applicable Governmental Instrumentality. Notwithstanding anything to the contrary in this Agreement, the emergency temporary standard published by the Occupational Safety & Health Administration (“OSHA”) in the Federal Register on November 5, 2021 and invalidated by the US Supreme Court will be deemed a Change in Law to the extent it again becomes applicable.
“COVID-19” means the infectious respiratory disease and associated medical conditions caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), as identified by the World Health Organization (WHO) and further abbreviated by such organization as “COVID-19,” or any related strains or mutations of COVID-19.
“COVID-19 Guidelines” means the publication of a guideline, recommendation or suggested practice (or revisions, amendments or supplements thereto) by a Governmental Instrumentality, institutions recognized or funded by a Governmental Instrumentality, and/or the Center for Disease Control and Prevention (CDC), Occupational Safety and Health Administration (OSHA) or the equivalent of these organizations in other countries, applicable to the performance of the Work issued (a) to protect the general public or those performing the Work from the spread of COVID-19, or to otherwise fight against the spread of COVID-19 and (b) after December 2, 2021. For the avoidance of doubt, any COVID-19 Guidelines published after December 2, 2021 shall be treated as a COVID-19 Guideline under this Agreement.
“COVID-19 Provisional Sum” has the meaning set forth in Attachment 31.
“Force Majeure” means any act or event that (i) occurs after the Contract Date, (ii) prevents or delays the affected Party’s performance of its obligations in accordance with the terms of this Agreement, (iii) is beyond the reasonable control of the affected Party, not due to its fault or negligence and (iv) could not have been prevented or avoided by the affected Party through the exercise of due diligence. Force Majeure may include: catastrophic storms or floods, Excessive Monthly Precipitation, lightning, tornadoes, hurricanes, a named tropical storm, earthquakes, and other acts of God~~,~~; wars, civil disturbances, revolution, acts of public enemy, acts of terrorism, credible threats of terrorism, revolts, insurrections, sabotage, and riot~~, plague, epidemic,~~; commercial embargoes~~,~~; expropriation or confiscation of the Phase 1 Project~~, epidemics,~~; fires~~,~~; explosions~~,~~; industrial action or strike (except as excluded below)~~,~~; and actions of a Governmental Instrumentality (except as excluded in clause (e) below) that were not requested, promoted, or caused by the affected Party. For avoidance of doubt, Force Majeure shall not include any of the following: (a) economic hardship unless such economic hardship was otherwise caused by Force Majeure; (b) changes in market conditions unless any such change in market conditions was otherwise caused by Force Majeure; (c) industrial actions and strikes involving only the employees of Contractor, or any of its Subcontractors; ~~or~~ (d) nonperformance or delay by Contractor or its Subcontractors or Sub-subcontractors, unless such nonperformance or delay was otherwise caused by Force Majeure; or (e) any and all impacts to the Work resulting from COVID-19 or other epidemics, plagues and pandemics, including Outbreak, COVID-19 Guidelines or Changes in Law associated with COVID-19.
“Outbreak” means that, after December 2, 2021, there is:
i.an outbreak of COVID-19 or other epidemic, pandemic, or plague, where the Work is being performed that impacts the Work and is demonstrated by absenteeism (in accordance with Contractor’s absentee process for the Project provided to Owner within sixty (60) days of NTP) related to COVID-19 or other epidemic, pandemic, or plague of at least [***] percent ([***]%) of the Contractor’s scheduled workforce (including the scheduled workforce of Subcontractors and Sub-subcontractor) at that Work location for that day,

ii.a threatened outbreak of COVID-19 or other epidemic, pandemic, or plague, where the Work is being performed that impacts the Work and is likely to result in absenteeism (in accordance with Contractor’s absentee process for the Project provided to Owner within sixty (60) days of NTP) related to COVID-19 or other epidemic, pandemic, or plague of at least [***] percent ([***]%) of the Contractor’s direct scheduled workforce (including, but limited to the scheduled workforce of Subcontractors and Sub-subcontractors) at that Work location for that day, or

iii.an outbreak of COVID-19 or other epidemic, pandemic, or plague that impacts the Work with respect to any port of entry, port, customs, border protection activities, or transportation utilized for the Work demonstrated by data showing impacts to normal operating conditions for affected shipments beyond [***] ([***]) days for marine operations and customs and/or [***] ([***]) days for transportation.
“Outbreak Standard of Care” means Contractor’s (or its Subcontractor’s or Sub-subcontractor’s) actions that are (i) reasonably necessary to protect those performing the Work from the spread of COVID-19 or other epidemics, pandemics or plagues or (ii) reasonably necessary to otherwise mitigate the impact of COVID-19 or other epidemics, pandemics or plagues among those performing the Work.
“Provisional Sum” means, collectively or individually, the COVID-19 Provisional Sum, the Currency Provisional Sum, the HAZOP/LOPA Design Change Provisional Sum, the Insurance Provisional Sum, the Marine Dredging Provisional Sum, the Customs, Tariffs and Duties Provisional Sum, the Building Furniture and Equipment Provisional Sum, the Operating Spare Part Provisional Sum, the Capital Spare Part Provisional Sum, the Louisiana Sales and Use Taxes Provisional Sum, the Property Taxes Provisional Sum, and the Commissioning Power Provisional Sum.
The Parties agree that Section 2.5C of the Phase 1 EPC Agreement is modified (blue text are additions and ~~red~~ text are deletions) as follows:
C.    Applicable Law and Applicable Codes and Standards. Contractor has investigated to its satisfaction Applicable Law in existence as of ~~February 28, 2017~~December 2, 2021, and Applicable Codes

and Standards set forth or listed in any document or Drawing listed in Attachment 1, and warrants that it can perform the Work at the Contract Price and within the Project Schedule in accordance with such Applicable Law and such Applicable Codes and Standards. Contractor shall perform the Work in accordance with Applicable Law and such Applicable Codes and Standards; provided, however, Contractor shall be entitled to a Change Order for any Change in Law to the extent allowed under Section 6.2A.1. Contractor shall advise Owner of any change in Applicable Codes and Standards which does not constitute a Change in Law and, upon such advisement, Owner may elect, at its sole option, to implement a change in accordance with Section 6.1D.
The Parties agree that the below excerpts of Section 5.2C and D of the Phase 1 EPC Agreement are modified or added, as applicable, (blue text are additions and ~~red~~ text are deletions) as follows:
C.    Delayed NTP.
1.In the event Owner fails to issue the NTP in accordance with Section 5.2B by ~~December 31~~May 1, ~~2017~~2022, then Contractor shall be entitled to a Change Order as follows:
a.To adjust the Contract Price for impacts arising from the issuance of NTP after ~~December 31~~May 1, ~~2017~~2022. Cost relief includes impacts caused by External Factors (defined below) after ~~December 31~~May 1, ~~2017~~2022. External Factors include, for example, closing of vendor shops, unavailability of materials, labor unavailability, ability to attract and/or retain qualified labor, and Owner-directed changes (the “External Factors”), but specifically excluding impacts related to quantities, technology, equipment specifications, equipment count or Contractor errors or omissions (unless directly resulting from such External Factors). Cost relief includes escalation costs; and
b.For any demonstrated impacts to the Project Schedule caused by External Factors occurring after ~~December 31, 2017~~May 1, 2022 and before NTP.
2.In the event Owner fails to issue the NTP in accordance with Section 5.2B by ~~March 31, 2022~~March 31, 2023, then Contractor shall be entitled to a Change Order as follows:…
…
D.    Issuance of LNTP/NTP during COVID-19. Contractor acknowledges and agrees that Owner may issue LNTP and/or NTP despite the continuing COVID-19 pandemic, and subject to Contractor’s rights and obligations regarding COVID-19 set forth in this Agreement, Contractor will perform the Work despite the continuing COVID-19 pandemic.
The Parties agree that the title of Article 6 of the Phase 1 EPC Agreement is modified (blue text are additions and ~~red~~ text are deletions) as follows:
ARTICLE 6
CHANGES; FORCE MAJEURE; ~~AND~~ OWNER-CAUSED DELAY; AND OUTBREAKS
The Parties agree that Section 6.1E is added to the Phase 1 EPC Agreement (blue text are additions and ~~red~~ text are deletions) as follows:
E.    If the COVID-19 pandemic abates or ceases, and as a result, COVID-19 Applicable Law or implemented COVID-19 Guidelines are lifted, rescinded, terminated, or COVID-19 Guidelines are no longer enforced and not necessary to meet the Outbreak Standard of Care, as evidenced in writing by the relevant Government Instrumentality or CDC, OSHA or the equivalent of these organizations in other countries, each as applicable, then Owner is entitled to a Change Order (i) reducing the Contract Price by the estimated decrease to Contractor’s costs (including those of its Affiliates) saved by Contractor not having to employ such means and methods and counter-measures for the remainder of the Agreement which were previously added as a result of a Change in Law associated with COVID-19 or COVID-19 Guidelines and (ii) adjusting the Project Schedule to the extent the critical path of the Work is shortened as a result of the means and methods and counter-measures in place no longer being required which were previously added as a result of a Change in Law associated with COVID-19 or COVID-19 Guidelines.
The Parties agree that Section 6.2A.6 of the Phase 1 EPC Agreement is modified (blue text are additions and ~~red~~ text are deletions) as follows:
6.To the extent expressly permitted under Sections 3.3C, 3.4, 3.25, 4.3, 4.7A, 5.6A, 6.12, 7.1, 8.2A, 8.2C, 11.2A, 11.2B.6, 11.2D, 11.2E, 12.2A, 16.3, 16.4, and Attachment 31;
The Parties agree that Section 6.9 of the Phase 1 EPC Agreement is modified (blue text are additions and ~~red~~ text are deletions) as follows:
6.9    Extensions of Time and Adjustment of Compensation. With respect to any of the circumstances set forth in Section 6.2A which cause delay of the commencement, prosecution or completion of the Work for which Contractor is entitled to a Change Order (with the exception of delay resulting from (x) an event of Force Majeure, which shall be governed in accordance with Section 6.8 or (y) an event of Outbreak, which shall be governed in accordance with Section 6.12), Contractor shall be entitled to an extension to the Target Substantial Completion Date and the Guaranteed Substantial Completion Date for a Project if and to the extent: (i) such delay causes a delay in the critical path of the Work; (ii) Contractor has complied with the notice and Change Order requirements in Section 6.5 and the mitigation requirements of Section 6.11; and (iii) such delay is not attributable to Contractor or any of its Subcontractors or Sub-subcontractors. Contractor shall demonstrate to Owner its entitlement to relief under this Section by providing to Owner an updated CPM Schedule using Primavera Project Planner in its native electronic format with actual durations entered for all activities on the critical path and re-forecasted clearly to indicate Contractor’s entitlement to a time extension under this Section 6.9. Notwithstanding the foregoing, with respect to each Project, any adjustment to the Target Substantial Completion Date shall extend the Guaranteed Substantial Completion Date in the same amounts so that the Guaranteed Substantial Completion Date for such Project is always one hundred eighty (180) Days after the Target Substantial Completion Date for such Project, regardless of whether the delay impacts only the critical path of the Work to achieve the applicable Target Substantial Completion Date and not the applicable Guaranteed Substantial Completion Date. Contractor shall be entitled to an adjustment to the Contract Price for reasonable, additional costs incurred by Contractor for delay or in mitigation or avoidance of a delay which would otherwise meet such requirements of this Section 6.9. For the avoidance of doubt, this Section 6.9 shall govern the determination of any right of Contractor to an adjustment to the Target Substantial Completion Dates and the Guaranteed Substantial Completion Dates for delay, unless such delay is caused by Force Majeure or an Outbreak.
The Parties agree that Section 6.11 of the Phase 1 EPC Agreement is modified (blue text are additions and ~~red~~ text are deletions) as follows:

6.11    Contractor Obligation to Mitigate Delay
. Contractor shall not be entitled to any adjustment to the Project Schedule or adjustment to the Contract Price for any portion of delay to the extent Contractor could have taken, but failed to take, reasonable ~~actions~~action to mitigate such delay. Notwithstanding anything to the contrary in this Agreement, (i) Contractor shall mitigate the cost and schedule impact of COVID-19 or other epidemics, pandemics or plagues using the Outbreak Standard of Care, provided however, if Contractor incurs costs in an effort to meet the Outbreak Standard of Care prior to the issuance of a Change Order, Contractor shall not be prevented from recovering such costs under the applicable Change Order due to the restrictions set forth in Section 6.7, and (ii) Owner will not challenge Contractor’s mitigation efforts to the extent Contractor complies with the Outbreak Standard of Care.
The Parties agree that Section 6.12 is added to the Phase 1 EPC Agreement (blue text are additions and ~~red~~ text are deletions) as follows:
6.12    Outbreak Relief.
(a)Outbreak Schedule Relief. If the commencement, prosecution or completion of the Work is prevented or delayed by (i) Contractor’s adoption of a COVID-19 Guideline in response to an Outbreak; or (ii) an Outbreak (including the effects of such Outbreak), then Contractor shall be entitled to an extension to the Target Substantial Completion Dates and/or the Guaranteed Substantial Completion Date for a Project to the extent, if any, permitted under Section 6.12(a)1 and an adjustment to the Contract Price to the extent, if any, permitted under Section 6.12(a)2. All time extensions to the Project Schedule and adjustments to the Contract Price for such delays or preventions shall be by a Change Order implemented and documented as required under Article 6.
1.Time Extension. Contractor shall be entitled to an extension to the Target Substantial Completion Date and/or the Guaranteed Substantial Completion Date for a Project for delay or prevention that meets the requirements of this Section 6.12(a), if and to the extent (i) such delay or prevention causes a delay in the critical path of the Work and (ii) Contractor has complied with the notice and Change Order requirements in Section 6.5 and the mitigation requirements of Section 6.11. Contractor shall demonstrate to Owner its entitlement to relief under this Section by providing to Owner an updated CPM Schedule using Primavera Project Planner in its native electronic format with actual durations entered for all activities on the critical path and re-forecasted clearly to indicate Contractor’s entitlement to a time extension under this Section 6.12(a). Notwithstanding the foregoing, with respect to each Project, any adjustment to the Target Substantial Completion Date shall extend the Guaranteed Substantial Completion Date in the same amounts so that the Guaranteed Substantial Completion Date for such Project is always one hundred eighty (180) Days after the Target Substantial Completion Date for such Project, regardless of whether the delay impacts only the critical path of the Work to achieve the applicable Target Substantial Completion Date and not the applicable Guaranteed Substantial Completion Date.

2.Compensation. Subject to Section 6.12(d), Contractor shall be entitled to an adjustment to the Contract Price for any delay or prevention that meets the requirements of this Section 6.12(a) if and to the extent Contractor has complied with the notice and Change Order requirements in Section 6.5 and the mitigation requirements of Section 6.11.

(b)Additional Countermeasures, Means and Methods. Subject to Section 6.12(d), Contractor shall be entitled to an adjustment to the Contract Price arising from an Outbreak for additional or different countermeasures, means, and methods of performing the Work to protect from or mitigate the effects of an Outbreak, recovery of increased costs arising from an Outbreak, and/or responsive or preventative actions to an Outbreak for Contractor to meet the Outbreak Standard of Care, if and to the extent (i) any such countermeasures, means and methods, increased costs or responsive or preventative actions, differ from those already contained in the COVID-19 Provisional Sum and (ii) Contractor has complied with the notice and Change Order requirements in Section 6.5 and the mitigation requirements of Section 6.11. Any Contract Price adjustment under this Section 6.12(b) shall be limited to Contractor’s reasonable increased costs for such Outbreak necessarily incurred by Contractor.
(c)COVID-19 Guidelines. Subject to Section 6.12(d), Contractor shall be entitled to an adjustment to the Contract Price for COVID-19 Guideline that does not constitute a Change in Law to protect from or mitigate the effects of COVID-19, if and to the extent (i) any such COVID-19 Guidelines differ from those already contained in the COVID-19 Provisional Sum and Section 6.12(b), and (ii) Contractor has complied with the notice and Change Order requirements in Section 6.5 and the mitigation requirements of Section 6.11. Any Contract Price adjustment under this Section 6.12(c) shall be limited to Contractor’s reasonable costs necessarily incurred by Contractor for such COVID-19 Guidelines.
(d)Limitation on COVID-19 Relief. Notwithstanding any other provision of this Agreement to the contrary, Owner’s total liability under this Agreement for any Contract Price adjustment(s) arising out of, related to or resulting from COVID-19 or any other epidemics, pandemics and plagues, including COVID-19 Guidelines, shall not exceed [***] U.S. Dollars (U.S.$[***]) in the aggregate; provided that, notwithstanding the foregoing, the limitation of liability set forth in this Section 6.12(d) shall not (i) apply to Changes in Law relief to the extent allowed under Section 6.2A.1 or (ii) apply to the costs associated with the countermeasures, means and methods contained in the COVID-19 Provisional Sum.

(e)Owner Relief. Subject to Section 6.12(f), Owner’s obligations under this Agreement shall be suspended to the extent that performance of such obligations is delayed or prevented by Outbreak, but without prejudice to Contractor’s entitlement to a Change Order to the extent set forth in Section 6.2A.
(f)Payment Obligations. No obligation of a Party to pay amounts under or pursuant to this Agreement shall be excused by reason of Outbreak.
The Parties agree that Section 16.6 of the Phase 1 EPC Agreement is modified (blue text are additions and ~~red~~ text are deletions) as follows:
16.6    Termination in the Event of an Extended Force Majeure or an Elevated Outbreak
. After issuance of NTP, in the event (i) any one Force Majeure event or the effects thereof causes suspension of a substantial portion of the Work for a period exceeding one hundred (100) consecutive Days; or (ii) any one or more Force Majeure events or the effects thereof causes suspension of a substantial portion of the Work for a period exceeding one hundred and eighty (180) Days in the aggregate during any continuous twenty-four (24) month period; or (iii) an Outbreak demonstrating an increased absenteeism of at least fifty percent (50%) causes suspension of a substantial portion of the Work for a period exceeding one hundred and eighty (180) consecutive Days, then either Party shall have the right to terminate this Agreement by providing fourteen (14) Days’ written notice of termination to the other Party, to be effective upon receipt by such other Party. In the event of such termination, Contractor shall have the rights (and Owner shall make the payments) provided for in Section 16.2.
The Parties agree that the below excerpt of Section 2 of Schedule 31-2 of the Phase 1 EPC Agreement is modified (blue text are additions and ~~red~~ text are deletions) as follows:
2.INTRODUCTION
The COVID-19 Provisional Sum, Insurance Provisional Sum, Marine Dredging Provisional Sum, Custom, Tariffs, and Duties Provisional Sum, Building Furniture and Equipment Provisional Sum, Operating Spare Part Provisional Sum, Capital Spare Part Provisional Sum, Louisiana Sales and Use Taxes Provisional Sum, Property Taxes Provisional Sum, and Commissioning Power Provisional Sum shall be adjusted by mutually agreed Change Order as described below. Upon adjustment of the Contract Price pursuant to this Schedule 31-2, the Aggregate Provisional Sum shall also be reduced to reflect any Provisional Sums that have been fixed by mutually agreed Change Order. Contractor shall execute these Provisional Sums at its discretion and will report progress to Owner in accordance with the EPC agreement.
The Parties agree that Section 2.10 is added to Schedule 31-2 of the Phase 1 EPC Agreement (blue text are additions and ~~red~~ text are deletions) as follows:
2.10COVID-19 Provisional Sum
The Aggregate Provisional Sum contains a Provisional Sum of [***] US Dollars (US$[***]) for the countermeasures, means, and methods of performing the Work to mitigate COVID-19 listed below, which may be employed by Contractor through Final Acceptance of the Work (“COVID-19 Provisional Sum”). A table identifying the COVID-19 Provisional Sums is below:

Known COVID-19 Mitigation Items – Driftwood LNG – Rev. 0
Part 1 – One Time Cost Items
No.	Countermeasure, Means, and Methods	Scope Basis	Cost (USD x$1,000)
1	Additional Office trailers (warehouse, office, etc.) for Contractor	Team will mobilize additional office space of 120' x 60' to allow social distancing. At approximately $[***]/SF with $[***] per month maintenance allowance.	$ [***]
2	Additional Office trailers for Owner	Team will mobilize additional office space of 84' x 60' to allow for social distancing. At approximately $[***]/SF with $[***] per month maintenance allowance.	$ [***]
3	Additional lunch tent space to reduce crowding	Two additional lunch tents (8,750sft) to allow for social distancing during lunch breaks. At approximately $[***]/SF with $[***] per month maintenance allowance.	$ [***]
4	Larger IR orientation and training offices to distance personnel (also additional trainings and Trainers)
2 Additional 60' x 48' Trailers. 1 additional Orientation trailer & 1 additional Training trailer will allow for social distancing and multiple concurrent training sessions. At approximately $[***]/SF.
$ [***]
5	Added crowd control mobile fencing (promote social distancing)	Allowance	$ [***]
6	COVID Testing
Estimate is based on providing random rapid testing kits (equivalent of BinaxNow), of 50% of craft population on a weekly basis. (approx. 292k test kits over project duration at $[***] per test kt). Does not include work time for testing.
$ [***]
7	Additional nursing staff for medical screening	Allowance	$ [***]
8	Additional staff for contact tracing and Covid administration (Field Non-Manual)	A Covid Coordinator is required, who is an experienced ES&H professional who will be located onsite.	$ [***]
9	IS&T Hardware (Laptops for Non-Site Essential Personnel PC, DC, Contracts, etc.)	Allowance	$ [***]
10	Additional indirect cleaning team to maintain sitewide cleanliness	Assessment was performed reviewing overall site cleaning team plans. Given the increase in frequency of periodic cleanings, a minimal addition to reinforce the cleaning team is estimated.	$ [***]
11	Addition of Medical screening area. Type is building/trailer	An additional 12' x 20' holding trailer. At approximately $[***]/SF.	$ [***]
12	Additional PPE, Masks, etc. Consumables will be supplied by Bechtel Equipment Operations
Per CDC: Provide workers with face coverings or surgical masks, as appropriate, unless their work task requires a respirator or other PPE. Estimated at $[***] per hour for all site hours (approx. 29.7M hours).
$ [***]
13	Additional COVID-19 related bussing to the Site	Allowance	$ [***]

13	Other impacts, countermeasures, means, and methods as may be required, including with respect to Applicable Laws associated with COVID-19 and COVID-19 Guidelines prior to Dec. 2, 2021	Allowance	$ [***]

	COVID-19 PROVISIONAL SUM		$ [***]

Notwithstanding anything to the contrary in this Agreement, the Parties agree that Owner shall pay Contractor its cost incurred for the countermeasures, means, and methods listed in the table above: “Known COVID-19 Mitigation Items”, and such payment shall be Contractor’s sole remedy for Contractor’s implementation of such Known COVID-19 Mitigation Items. If the actual amount of countermeasures, means, and methods of performing the Work to mitigate COVID-19 listed herein and implemented by Contractor is: (A) less than the COVID-19 Provisional Sum, Owner shall be entitled to a Change Order reducing the Contract Price by such difference, or (B) greater than the COVID-19 Provisional Sum, Contractor shall be entitled to a Change Order increasing the Contract Price by such difference. On a quarterly basis, Contractor will issue an invoice in accordance with Section 7.2 to Owner based on additional costs in accordance with (B) above in the previous quarter. On a yearly basis, the COVID-19 Provisional Sum amount will be adjusted to reflect the expected overall number.